Exhibit 15.3

September 1, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Cazoo Group Ltd’s statements (formally known as Ajax I) included under Part 1 - Item 1C of its Form 20-F dated September 1, 2021. We agree with the statements concerning our Firm under such Form 20-F. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Marcum LLP

New York, NY